EXHIBIT 10.28

Confidential Settlement Agreement

This Confidential Settlement Agreement (this “Agreement”) is entered into as of the Effective Date (as that term is defined below) between CAO Group, Inc., a Utah corporation having a place of business at 4628 West Skyhawk Drive, West Jordan, Utah 84084 (“CAO”), and Biolase, Inc. f/k/a Biolase Technology, Inc., a Delaware corporation having a place of business at 4 Cromwell, Irvine, California 92618 (“Biolase”).  CAO and Biolase are referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

A.On April 24, 2012, CAO filed a complaint against Biolase in the United States District Court for the District of Utah, captioned CAO Group, Inc. v. Biolase Technology, Inc., Case No. 2:12-cv00388 (“the Utah Action”).   On March 7, 2018, the Utah Action was transferred to the United States District Court for the Central District of California, Southern Division and reassigned a case caption of CAO Group, Inc. v. Biolase Technology, Inc., Case No. 8:18-cv-00368 (“the California ‘368 Action”).  The operative complaint in the California ‘368 Action (Dkt. No. 57) includes Count 1 for “Patent Infringement”, Count 2 for “Business Disparagement/Injurious Falsehood – Common Law” and Count 3 for “Unfair Competition - 15 U.S.C. §1125(a))”.

B.On January 23, 2018, CAO filed a separate action against Biolase in the United States District Court for the Central District of California, captioned CAO Group, Inc. v. Biolase Technology, Inc., Case No. 8:18-cv-00133 (“the California ‘133 Action”).  The operative complaint in the California ‘133 Action (Dkt. No. 57) includes Counts 1-4 for “Patent Infringement”.

C.On March 21, 2018, the California ‘368 and ‘133 Actions were consolidated with all future filings to be filed only under Case No. 8:18-cv-00133 (“the Litigation”) and Case No. 8:18-cv-00368 was closed.

E.Biolase has denied any and all liability in the Litigation.

F.The Parties desire to settle the Litigation without the expenditure of further time and expense under the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. As used in this Agreement:

1.1“Previously Defined Terms” The terms “Agreement”, “CAO”, “Biolase”, “Parties”, “Party”, “the Utah Action”, “the California ‘368 Action”, “the California ‘133 Action”, and “the Litigation” shall have the meanings set out above.

1.2“Affiliate” with respect to any Party means any Person which currently or in the future controls, is controlled by, or is under common control with the Party.  The terms “controls,” “is controlled by,” or “is under common control of or with” refer to the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities (as to which ownership of at least fifty percent (50%) establishes control), or other interests, by contract, or otherwise.  For the avoidance of doubt, Dr. Densen Cao shall be considered an Affiliate of CAO for purposes of this Agreement.

4836-3775-3988.v1

1.3“Biolase Entities” means Biolase and its Affiliates.

1.4“Claims” means any and all claims, counterclaims, third-party claims, contribution claims, indemnity claims, demands, actions, causes of action, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, which were asserted in or which arise from the same transactions or occurrences as those claims asserted in the Litigation, whether such claims are absolute or contingent, direct or indirect, known or unknown.

1.5“Effective Date” means the date on which this Agreement is fully executed by all the Parties; provided, however, that if all the Parties execute this Agreement, but less than all the Parties provide an execution date, then the Effective Date shall be the latest date provided by any of those Parties who provided an execution date.

1.6“Including” means “including without limitation”.

1.7“Licensed Patents” means (a) the Patents-in-Suit, (b) the patents and patent applications set forth on Appendix A, which is attached hereto and by this reference incorporated herein, and any other patents or patent applications of CAO or its Affiliates that include one or more claims that read on products of Biolase or its Affiliates, as previously or currently configured and sold, or any components thereof, any patents, registrations or certificates of invention that may be issued pursuant thereto and all divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, reexaminations, and extensions or additions thereof, and any foreign counterparts of any of the foregoing; and (c) all current or future patent applications submitted to or patents issued by the United States Patent and Trademark Office or submitted to or issued by a foreign government, including but not limited to certificates and registrations, that share a common parent application with or that claim a priority from any of the patents or patent applications listed on Appendix A or any of the other patents or patent applications covered by (a) above, and (c) any other patents, patent applications or other intellectual property rights of CAO or its Affiliates that products of Biolase or its Affiliates, as currently configured and sold, or any extensions, updates, variations or modifications of such products that are minor in scope and consistent with current typical business practices, or which do not substantially change the features claimed in the Licensed Patents, which would, in the absence of the licenses granted herein, be subject to a claim of infringement, whether such infringement be direct or indirect, and whether such infringement be literal or under the doctrine of equivalents.

1.8“Licensed Products” means (i) the products accused of infringement in the Litigation, (ii) products of Biolase or its Affiliates as currently configured and sold, (iii) products or components of products of Biolase or its Affiliates as currently configured and sold, the manufacture, use, sale, offer for sale, or import of which, in the absence of this license agreement, would be covered by at least one claim of a Licensed Patent, (iv) products of Biolase or its Affiliates, as currently configured and sold that are made using a process or machine, the use of which, in the absence of this license agreement, would be covered by a claim of a Licensed Patent, and (v) any extensions, updates, variations or modifications of products or components of Biolase or its Affiliate covered under subdivisions (i)-(iv) that are minor in scope and consistent with current typical business practices or which do not substantially change the features claimed in the Licensed Patents.  All products manufactured by or for CAO or its Affiliates for Biolase or its Affiliates shall not be required to be expressly licensed under this Agreement due to the applicable implied licenses and/or principles of patent exhaustion.  No additional royalties will be due and payable under this Agreement for such products manufactured by or for CAO or its Affiliates for Biolase or its Affiliates.

1.9“Manufacturing Agreement” means the form of manufacturing agreement to be entered into by and between Biolase and CAO.

1.10“Non-Patent Claims” means Count 2 for “Business Disparagement/Injurious Falsehood – Common Law” and Count 3 for “Unfair Competition - 15 U.S.C. §1125(a))” in the operative complaint in the California ‘368 Action (Dkt. No. 57).

1.11“Patent Claims” means Count 1 for “Patent Infringement” in the operative complaint in the California ‘368 Action (Dkt. No. 57) and Counts 1-4 for “Patent Infringement” in the operative complaint in the California ‘133 Action (Dkt. No. 1).

1.12“Patents-in-Suit” means U.S. Patent Nos. 7,485,116, 8,337,097, 8,834,457, 8,961,040, and 8,967,883.

1.13“Person” means any individual or any firm, association, organization, joint venture, trust, partnership, corporation, company or other collective organization or entity.

1.14“Releasees” has the meaning provided for in Section 4.1 below.

1.15“Settlement Payment” has the meaning provided for in Section 3.1 below.

1.16“Third Parties” means any Person other than CAO and its Affiliates, and Biolase and its Affiliates.

2.	License and Covenant not to sue.

2.1License. CAO hereby grants to Biolase and its Affiliates, and Biolase hereby accepts, a nonexclusive, nontransferable except as provided for in this Agreement, royalty-free, fully-paid, worldwide license under the Licensed Patents, to import, export, make, manufacture, have made, make for others, use, offer for sale, sell, or otherwise distribute Licensed Products, including the right to extend to others the right to make, manufacture, sell, offer for sale, distribute or export Licensed Products, for the purpose of supplying Licensed Products to Biolase or its Affiliates, or for the purpose of distributing or selling Licensed Products for Biolase or its Affiliates, without the right to further sublicense.

2.2Covenant not to Sue.  CAO hereby covenants, during the term of this Agreement, not to sue Biolase or its Affiliates, or any of their direct or indirect manufacturers, distributors, suppliers, dealers, resellers, customers or end users, under the Licensed Patents, for making, having made, using, having used, selling, having sold, offering for sale, having offered for sale, distributing, leasing, renting, importing, or exporting, the Licensed Products, including for infringement of the Licensed Patents under the laws of the United States or the laws of any other country or jurisdiction, including a claim of infringement under 35 U.S.C. § 271(a), (b), (c), (f), or (g).  This covenant not to sue shall expressly exclude and shall not in any way apply to commercial activities of Biolase or its Affiliates which are unrelated to the commercialization or exploitation of the Licensed Products.

2.3Extension of Covenants Not to Sue, and Releases.  The covenants not to sue granted in Section 2.2 above, and the releases granted in Sections 4.1 and 4.2 below, all extend to Third Parties for claims relating to the Licensed Products to the extent such Third Parties: (a) are acting for or on behalf of the Biolase Entities; or (b) are direct or indirect customers, end-users, suppliers, manufacturers, resellers, contractors, agents, dealers and distributors of or for Biolase Entities; or (c) have rights under the doctrine of exhaustion.

3.	Settlement Payment and Manufacturing Agreement.

3.1Settlement Payment for Non-Patent Claims.  (A) Biolase shall (i) within five (5) days of the Effective Date pay to CAO Five Hundred Thousand U.S. Dollars and No Cents (USD$500,000.00) (the “Cash Payment”), and (ii) within thirty (30) days of the Effective Date issue to CAO 500,000 restricted shares of common stock of Biolase, Inc., par value $0.001 per share (the “Restricted Stock”), and (B) within thirty (30) days of December 31, 2021, (iii) pay to CAO the difference, if any, between (x) $1,000,000.00 and (y) the dollar value of the Restricted Stock on December 31, 2021, calculated using the closing price per share as quoted on NASDAQ on such date; provided that the foregoing calculation is not a negative number, (A) and (B) above being consideration for the dismissal, release, covenant no to sue and other benefits under this Agreement relating to the Non-Patent Claims (“Settlement Payment”). The Restricted Stock shall vest and be transferable on December 31, 2021, subject to CAO’s continued performance under this Agreement and the terms and conditions set forth in a restricted stock agreement to be entered into by and between Biolase and CAO. CAO represents and warrants that its Federal tax ID number is 87-0644790.  All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement.  The cash portions of the Settlement Payment will be made by wire transfer in U.S. dollars and in immediately available funds.  The wire transfer payment shall be sent to the following bank:

CAO Group, Inc.
Wells Fargo Bank, NA
Account Number 7759503928
ABA Number: 121000248
SWIFT Code: WFBIUS6S

Settlement Payment shall be deemed earned when paid and shall be completely non-refundable and non-cancellable.

3.2Manufacturing Agreement.  As consideration for the dismissal, license, release, covenant no to sue and other benefits under this Agreement relating to the Patent Claims and the Licensed Patents, CAO and Biolase agree to negotiate in good faith to finalize and execute a definitive Manufacturing Agreement.

4.	Releases, Dismissal, and Representations.

4.1Releases.  Except with respect to the obligations created by or arising out of this Agreement, and subject to payment to CAO of the Cash Payment as set forth in Section 3.1 above, CAO does hereby for itself and its Affiliates and their respective legal successors, heirs and assigns, release and absolutely discharge the Biolase Entities, and their respective past, present and future owners, shareholders, parents, subsidiaries, successors, assigns, divisions, units, officers, directors, employees, agents, attorneys, and representatives (collectively, “Releasees”), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys’ fees, actions and causes of action of every kind and nature whatsoever, (i) arising out of or in connection with the Litigation (including the Patent Claims and the Non-Patent Claims) or the Licensed Patents, including all Claims, and/or (ii) based in whole or in part on acts of the Biolase Entities prior to the Effective Date of this Agreement that would have been licensed (or covenanted not to sue) under this Agreement if performed after the Effective Date of this Agreement. Biolase does hereby for itself and its Affiliates and their respective legal successors, heirs and assigns, release and absolutely discharge the CAO Entities, and their respective past, present and future owners, shareholders, parents, subsidiaries, successors, assigns, divisions, units, officers, directors, employees, agents, attorneys, and representatives (collectively, “Releasees”), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys’ fees, actions and causes of action of every kind and nature whatsoever prior to the Effective Date of this Agreement, in connection with the licensing and enforcement of the Licensed Patents associated with the activities of Biolase, and any claims, counterclaims, or defenses that Biolase may have to any claim for infringement by CAO on any of the Licensed Patents.

4.2Unknown Claims.  The Parties expressly acknowledge and agree that the release provided for in Section 4.1 extends to and fully and finally releases and forever resolves the Litigation and all matters covered by the releases that are known or unknown, anticipated or unanticipated, suspected or unsuspected, that have arisen or that may hereafter arise as a result of the discovery of new and/or additional facts.  The Parties, having made independent investigation to their satisfaction, acknowledge and understand the significance and potential consequences of their release of unknown claims.  The Parties intend that the claims released under this Agreement be construed as broadly as possible and agree to waive and relinquish all rights and benefits each may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law of any other jurisdiction.  Section 1542 reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.”

4.3Denial of Liability.  The Parties acknowledge that they are entering into this Agreement to resolve disputed claims, that nothing herein shall be construed to be an admission of liability, and that the Parties expressly deny any liability to the other Party.

4.4Dismissal.  Within five (5) days of the receipt by CAO of the Cash Payment, the Parties shall jointly file a stipulation of dismissal requesting that the United States District Court presiding over the Litigation dismiss with prejudice all claims and counterclaims between the Parties in the Litigation, each Party to bear its own costs and attorneys’ fees. The Parties agree to submit to the court appropriate stipulations and proposed orders for extensions of time for all due dates in the Litigation so that neither Party is required to incur unnecessary expenses in the Litigation between the Effective Date and the date the Litigation is dismissed.

4.5Representations and Warranties.

(a)CAO represents and warrants that (i) it owns all right, title and interest in and to the Licensed Patents, and (ii) CAO and its Affiliates do not own any patents or other intellectual property rights which are not licensed under this Agreement and which could be construed to cover any current products or services of Biolase or its Affiliates, and (iii) CAO is not aware of any prior art, public sale or use, or any other fact that would invalidate any of the Licensed Patents.  If during the term of this Agreement, CAO or any of its Affiliates hereafter acquires additional patent(s) or intellectual property rights, including those from a foreign entity, that may cover any of the Licensed Products, then the term Licensed Patents will be supplemented to include such additional patent(s) or intellectual property rights without the payment by Biolase of any additional amounts. CAO represents and warrants it is the true and sole owner of the Licensed Patents with the sole right to sue for past, present and future infringement and the sole right to grant licenses under the Licensed Patents; and that during the full term of this Agreement there are and shall be no liens, conveyances, mortgages, assignments, encumbrances or other agreements or obligations which prevent or impair the full and complete privileges granted by CAO, pursuant to the full terms and conditions of this Agreement.

(b)All license rights, releases and covenants contained in this Agreement shall run with any of the Licensed Patents to which those rights, releases or covenants pertain and shall be binding on any successors-in-interest or assigns of the Licensed Patents.  CAO represents and warrants that CAO will not assign, transfer, and/or otherwise convey, whether individually or collectively, any ownership rights or exclusive licenses in, to, or under any of the Licensed Patents unless such is done in a written instrument that: (i) includes an agreement by the assignee, transferee, or the like to be bound by and subject to the terms, conditions, and provisions of this Agreement, including, but not limited to, the releases, licenses and covenants not to sue granted by CAO in this Agreement, and to obligate all future exclusive licensees and owners to also be so bound, and names the Biolase Entities as a third-party beneficiary to the extent of having the right to enforce such releases, licenses and covenants not to sue.  Any assignment, transfer or conveyance in violation of this Section 4.5(b) shall be null and void.

5.Term and Termination of License.  The term of this Agreement, including the licenses granted under this Agreement, begins on the Effective Date and continues until the expiration of the last surviving Licensed Patent plus six years. For the avoidance of doubt, provided Biolase has made the Cash Payment and signed the Manufacturing Agreement under Section 3.2, (a) CAO shall have no right to terminate this Agreement before the end of its term, and (b) the covenants not to sue in Sections 2.2-2.3 and releases in Sections 4.1-4.2 shall survive any termination of this Agreement.

6.	Assignment of Rights and Obligations; Bankruptcy.

6.1Assignment of Rights and Obligations.  This Agreement is personal to the Parties, and no Party may assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other Parties (other than in connection with a transaction effected solely for the purposes of changing the corporate, organizational form or jurisdiction of organization of an entity). Notwithstanding the above, this Agreement may be assigned, in whole or in part, by any Party without the other Parties’ consent as part of a sale or transfer of all or substantially all of its business related to the Licensed Products (regardless of the manner in which any such transaction is effected); provided however, that the rights assigned under this Agreement will not extend to any other activity (i.e., unrelated to the Licensed Products) conducted by the assignee or any of its Affiliates prior to, on or after the effective date of the assignment. Any assignment or transfer in violation of this Section 6.1 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective Affiliates and their permitted successors and assigns.

6.2Bankruptcy.  Each Party acknowledges that all rights, covenants and licenses granted by CAO are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (11 U.S.C. § 365(n)), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (11 U.S.C. § 101(35A)).  Each Party acknowledges this Agreement is an Executory Contract and that should any Party become a petitioner under the Bankruptcy Code, Section 365(n) applies to this Agreement and the rights afforded thereunder apply. Each Party further acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other Parties may elect to retain their rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  Any change of control resulting from any such bankruptcy proceeding shall be subject to Section 4.5(b) above.

7.	General Provisions.

7.1Confidentiality.  Except to the extent provided in Section 4.5(b), each Party will hold the terms of this Agreement in confidence and shall not publicize or disclose it in any manner whatsoever.  Notwithstanding the foregoing, the Parties may disclose this Agreement as required by applicable law, in confidence to a Court or responsive to a discovery request made in connection with a Court proceeding (or otherwise as directed by law), and to the Parties’ respective Affiliates, attorneys, accountants, auditors, tax preparers, financial advisors and other agents who have a need to know the content of this Agreement.  Further, Biolase may disclose the scope of the licenses and covenants granted in Section 2 and the scope of the releases granted in Sections 4, to a Third Party to the extent that Biolase reasonably believes necessary to respond to an inquiry from such Third Party as to whether products or activities are licensed and/or released and therefore not subject to a claim of infringement.  Further, Biolase and CAO may disclose this Agreement in connection with a proposed merger, acquisition, financing or similar transaction provided any such disclosure is made pursuant to a written confidentiality agreement.

7.2Applicable Law. This Agreement is governed by, and all disputes arising under, relating to, or in connection with this Agreement shall be resolved in accordance with, the laws of California to the exclusion of its conflict of laws rules. The Parties shall endeavor to resolve amicably by negotiation all disputes arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, and including any allegations relating to any Licensed Patent (“Disputes”).  Each Party agrees that it will not initiate any proceeding against the other Party, or assist any other person or entity in initiating litigation against the other Party, involving any Dispute until (i) written notice of a claim has been sent by the complaining Party to the other Party; and (ii) at least sixty (60) calendar days have passed after such written notice has been sent.  After receipt of that written notice, each Party will meet in person, through their respective chief executive officers and counsel, to discuss the claims and attempt to resolve the dispute without the need for litigation. Any claim under this Agreement shall be time-barred unless the claiming Party commences arbitration with respect to such claim within two (2) years after the basis for such claim became known or should have become known to the claiming Party.  Any applicable statutes of limitations and defenses based upon the passage of time shall be tolled with respect to any Dispute for sixty (60) calendar days after a Party requests in writing negotiation to resolve the Dispute, or such other longer period as the Parties may agree in writing.

7.3The Parties agree:

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Any Dispute that either remains unresolved sixty (60) calendar days after a Party requests in writing negotiation, or within such other longer period as the Parties may agree in writing, shall be finally settled under the Comprehensive Arbitration Rules of JAMS, Inc. then in effect (“JAMS Arbitration Rules”). This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  For the avoidance of doubt, the Parties agree that any issue or disagreement over the scope or applicability of this agreement to arbitrate shall be resolved and determined by the arbitrator(s).

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The arbitration shall be heard and decided by one (1) arbitrator appointed in accordance with the JAMS Arbitration Rules unless either Party makes claims that exceed Five Million United States Dollars ($5,000,000.00 USD) in which event there shall be three (3) arbitrators appointed in accordance with the JAMS Arbitration Rules (the arbitrators hereafter referred to as the “Arbitral Tribunal”).

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The seat of the arbitration shall be held at JAMS, Inc. in Orange County, California, United States of America.  Hearings shall be conducted at the seat of the arbitration, save as the Parties and/or the Arbitral Tribunal may determine is appropriate for the convenience of the Parties and/or their witnesses. The arbitrators will determine the matters in dispute in accordance with California law and the arbitration will be conducted in the English language.

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The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, or (ii) with the written consent of all Parties. Notwithstanding anything to the contrary, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.

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The Arbitral Tribunal shall include in their award an allocation of costs and expenses to be paid by the non-prevailing party to the prevailing party, including attorneys’ fees and costs and expenses of management, in-house counsel, experts, and witnesses, as the Arbitral Tribunal shall deem reasonable. In making such allocation to the prevailing party, the Arbitral Tribunal shall consider the relative success of the Parties on their claims, counterclaims, and defenses.

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The Parties shall comply with the award of the Arbitral Tribunal, which shall be final and binding upon the Parties.  Judgment confirming and/or enforcing the award rendered by the Arbitral Tribunal may be entered in any court of competent jurisdiction.

7.4Duly Existing.  Each of the Parties represents and warrants that it is duly existing, and each Party hereto represents and warrants: (a) that it has the full power and authority to enter into this Agreement and to perform all of the covenants and agreements stated herein; (b) that this Agreement has been executed freely and voluntarily, without economic compulsion or other duress, and with full knowledge of its legal significance and consequences; (c) that there are no other Persons whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement; and (d) that its signatories have been properly authorized to execute this Agreement and to enter into this Agreement on behalf of the Party and to bind the Party to perform all of the covenants and agreements stated herein

7.5Comprehension.  Each Party acknowledges to the other Party that it has been represented by independent legal counsel of its own choice throughout all the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such independent legal counsel.  Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.  Each Party has authorized and directed their respective attorneys to execute and deliver such other and further documents as may be required to carry out the terms and conditions of this Agreement.

7.6Interpretation.  The language of this Agreement has been approved by counsel for the Parties.  The language of this Agreement shall be construed according to its fair meaning and none of the Parties (or the Parties’ respective attorneys) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise between the Parties.

7.7Entire Agreement.  This is an enforceable Agreement.  This Agreement, including the attached Exhibits which are incorporated by reference herein, constitute the entire agreement between the Parties and supersede all previous and contemporaneous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto which specifically refers to this Agreement.

7.8Waiver.  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

7.9Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be sent by a reliable overnight courier service; or by facsimile to the other Party at the address below or to such other address for which such Party shall give notice hereunder.  Such notice shall be deemed to have been given one day after the date of sending if by overnight courier service, or upon confirmed receipt if delivered by facsimile, except that notice of change of address shall be effective only upon receipt.

For CAO:

Densen Cao, President 4628 West Skyhawk Drive West Jordan, UT 84084 Tel:801-256-9282

Fax:801-256-9287

With a copy to:

H. Dickson Burton

TRASKBRITT, PC

230 South 500 East # 300

Salt Lake City, Utah 84102

Tel: (801) 532-1922; Fax: (801) 531-9168

Email:HDBurton@traskbritt.com

For Biolase:

Todd Norbe, President and CEO

4 Cromwell

Irvine, California

Tel:(949) 226-8100

Fax:(949) 365-4913

With a copy to:

Evan Finkel

Pillsbury Winthrop Shaw Pittman LLP

725 South Figueroa Street, Suite 2800

Los Angeles, California  90017-5406

Tel: (213) 488-7307; Fax: (213) 226-4058

Email: evan.finkel@pillsburylaw.com

7.10Severability.  If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.11Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument.

7.12Duty to Effectuate.  The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties do hereby execute this Settlement and Patent License Agreement by duly authorized officials as of the Effective Date:

Biolase, Inc.		CAO Group, Inc.

By:	/s/ Todd Norbe	By:	/s/ Densen Cao

Name:	Todd Norbe	Name:	Densen Cao

Title:	President and CEO	Title:	President

Date:	January 25, 2019	Date:	January 23, 2019

Approved:		Approved:

By:	/s/ Evan Finkel	By:	/s/ H. Dickson Burton

Name:	Evan Finkel	Name:	H. Dickson Burton
	Pillsbury Winthrop Shaw Pittman LLP		TRASKBRITT, PC
	Attorneys for Biolase, Inc.		Attorneys for CAO Group, Inc.

Date:	January 24, 2019	Date:	January 24, 2019

Appendix A

No.	Patent #
1	US 7,485,116
2	US 8,337,097
3	US 8,834,457
4	US 8,961,040
5	US 8,967,883
6	EP 2118971
7	EP 2120760
8	JP 5685352
9	JP 5631594
10	KR 10-1503544

No.	Application #
1	US 60/891,037
2	US 11/231,546
3	US 11/961,804
4	US 13/863,236
5	US 15/173,162
6	US 95/002,271
7	PCT/US08/51940
8	PCT/US08/54627
9	KR 1020097019726